Exhibit 23.1

Independent Auditors’ Report and Consent

The Board of Directors
TransMontaigne Inc.:

The audits referred to in our report dated September 23, 2003, included the related financial statement schedule for each of the years in the three-year period ended June 30, 2003, included in the registration statement. This financial statement schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to the use of our report dated September 23, 2003, with respect to the consolidated balance sheets of TransMontaigne Inc. and subsidiaries as of June 30, 2003 and 2002, and the related consolidated statements of operations, preferred stock and common stockholders’ equity, and cash flows for each of the years in the three-year period ended June 30, 2003. Our report refers to a change in the method of accounting for inventories—discretionary volumes held for immediate sale or exchange in 2003.

Denver, Colorado
October 21, 2003